Exhibit 10.109
Summary of Compensation Arrangement with Nicolas J Bright
     On March 7, 2007, the Compensation Committee of the Board of Directors of Lam Research Corporation (the “Company”) approved a compensation arrangement with Nicolas J. Bright, which defines a new compensation plan through March 1, 2008, which replaces his previously existing plan. The arrangement is consistent with the terms of Mr. Bright’s August 1, 2003 Employment Agreement (the “Employment Agreement”). The new compensation arrangement is as follows:
1.	Provided that Mr. Bright fulfills the responsibilities of his new position and remains employed by the Company through the Annual Operating Plan MBO Bonus vesting date of March 1, 2008 and the Multi-Year Incentive Plan (“MYIP”) determination date in February of 2008, Mr. Bright will at minimum receive the target incentive amount previously established for his calendar year 2007 performance under the Company’s 2004 Executive Incentive Plan and the average of the target incentive amounts established for his 2007 calendar year performance under the MYIP in addition to the amount previously accrued for his 2006 calendar year performance under the MYIP. Mr. Bright’s base salary will remain unchanged during the vesting period.
2.	As deemed appropriate in consultation with management, a performance-based restricted stock unit award program may be developed establishing technical goals for Mr. Bright’s performance during the Term.